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                                                                    EXHIBIT 99.1

                            SMITH INTERNATIONAL, INC.
                                       AND
                               FIRST CHICAGO TRUST
                               COMPANY OF NEW YORK

                                RIGHTS AGREEMENT

                            DATED AS OF JUNE 8, 2000


           CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES



Pursuant to Section 12 of the Rights Agreement by and between Smith International, Inc. (the "Company") and First Chicago Trust Company of New York dated as of June 20, 2000, as amended (the "Agreement"), the Company provides the following information. Capitalized terms have the meaning as defined in the Agreement unless otherwise defined in this certificate.

On June 6, 2002, the Company announced that its Board of Directors had declared a 2-for-1 stock split to be effected in the form of a stock dividend. Shareholders of record on June 20, 2002, are entitled to one additional share of common stock for each share held on that date. The Company's transfer agent is to distribute the stock dividend on or about July 8, 2002. Pursuant to Section 11(n) of the Agreement, the effect of the stock split will be an adjustment in the number of Preferred Shares purchasable upon the exercise of each Right. Currently the Agreement provides that each Common Share has attached, as of the Record Date, the right to purchase one one-hundredth of a Preferred Share upon the terms and conditions set out in the Agreement.

The effect of the stock split is that effective June 20, 2002, each outstanding Common Share of the Company and each Common Share issued in the future until the Distribution Date shall have attached a right to purchase one two-hundredth (1/200) of a Preferred Share upon the terms and conditions set out in the Agreement.



DATED this 21st day of June, 2002.

                                          SMITH INTERNATIONAL, INC.



                                      By:     /s/ NEAL S. SUTTON
                                         -------------------------------------
                                                  Neal S. Sutton
                                         Senior Vice President-Administration,
                                         General Counsel and Secretary